EXHIBIT (j)(2)(b)

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated February 18, 2021, with respect to the financial statements and financial highlights of Calvert VP Volatility Managed Growth Portfolio, Calvert VP Volatility Managed Moderate Growth Portfolio and Calvert VP Volatility Managed Moderate Portfolio, each a series of Calvert Variable Products, Inc., as of December 31, 2020, and for the respective years presented therein, incorporated herein by reference. We also consent to the references to our firm under the headings “Financial Highlights” in the prospectus, “Other Service Providers –Independent Registered Public Accounting Firm” and “Financial Statements” in the statement of additional information.

/s/ KPMG LLP

Philadelphia, PA

April 28, 2022